UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Feb. 15, 2019

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY	75-0575400
(a New Mexico corporation)
790 South Buchanan Street
Amarillo, Texas 79101
(303) 571-7511

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

In October 2017, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy Inc., filed an electric rate case with the New Mexico Public Regulation Commission (NMPRC) seeking an increase in base rates of approximately $43 million. Request was based on a historic test year ended June 30, 2017, a return on equity (ROE) of 10.25%, an equity ratio of 53.97%, a 35% federal income tax rate and a rate base of approximately $885 million. SPS subsequently reduced its request to $27 million, net of the Tax Cuts and Jobs Act (TCJA) and other adjustments, based on a ROE of 10.25% and an equity ratio of 58.0%.

In June 2018, the New Mexico Hearing Examiner issued a recommended decision proposing an increase of approximately $12 million based on a ROE of 9.4% and an equity ratio of 53.97% and denied SPS' requests to shorten depreciation lives related to Tolk Units 1 and 2 and Cunningham Unit 1. Intervenor proposals to refund impacts of the TCJA back to Jan. 1, 2018 were also rejected.
In September 2018, the NMPRC issued its final order resulting in a revenue increase, effective Sept. 26, 2018, of approximately $8 million, based on a ROE of 9.1% and a 51% equity ratio. The NMPRC also ordered a refund of $10.2 million associated with the TCJA impacts, retroactive to Jan. 1, 2018.
SPS filed an appeal with the New Mexico Supreme Court (NMSC) on the grounds that the NMPRC’s findings were contrary to factual record and did not result in just and reasonable rates.  SPS also filed a motion for stay with the NMSC to delay implementation of the retroactive TCJA refund until a decision on the appeal is made. In September 2018, the NMSC granted a temporary stay of the NMPRC order, delaying the implementation of the TCJA refund.
On Feb. 15, 2019, SPS and the NMPRC filed a Joint Motion to Dismiss with the NMSC, requesting they remand the case back to the NMPRC to provide them the opportunity to revise its rate case order in accordance with the Joint Motion. The Joint Motion requires the NMPRC to replace the order issued in September 2018 with the following:

•	Eliminating the retroactive refund associated with the TCJA;

•	Approving a ROE of 9.56%; and

•	Approving an equity ratio of 53.97%.

The annual revenue increase based on terms of the settlement agreement would be $12.5 million ($8 million from original order plus $4.5 million for changes in ROE and equity ratio). New rates would be effective as of the date provided by the revised NMPRC order (not retrospective to Sept. 26, 2018), which is expected in the second quarter of 2019. The revised NMPRC order would be subject to further administrative or judicial review.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the expected impact of SPS’ electric rate case and other statements identified by words such as “may,” “believe,” “expect,” “estimate,” “anticipate,” “would,” or “plan.” Forward-looking statements are subject to certain risks, uncertainties and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and SPS' Annual Report on Form 10-K for the year ended Dec. 31, 2017, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and SPS have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability or cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Feb. 15, 2019	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer